Exhibit 33.2




          ASSERTION OF COMPLIANCE WITH APPLICABLE SERVICING CRITERIA



The Bank of New York and The Bank of New York Trust Company, N. A. (collectively, the "Company") provides this platform-level assessment of compliance with the servicing criteria specified in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.

Management has determined that the following servicing criteria are applicable in regards to the following servicing platform for the following period:

Platform: Publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities and other mortgage-related asset-backed securities issued on or after January 1, 2006 (and like-kind transactions issued prior to January 1, 2006) for which the Company provides trustee, securities administration, paying agent or custodial services. The platform includes like kind transactions for which the Company provided trustee, securities administrator, paying agent or custodial services as a result of the Company's acquisition as of October 1, 2006 of portions of JPMorgan Chase Bank, N.A.'s corporate trust business, including structured finance agency and trust transactions.

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required by the related transaction agreements as to any transaction, except for the following criteria: 1122 (d) (1)(ii), (iii),
(iv), (4) (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii) and (xiii).

Period: Twelve months ended December 31, 2006.

With respect to the Platform and the Period, the Company provides the following assessment of compliance in respect of the Applicable Servicing
Criteria:

o The Company is responsible for assessing its compliance with the Applicable Servicing Criteria.

o  The Company has assessed compliance with the Applicable Servicing Criteria.

o As of December 31, 2006 and for the Period, the Company was in material compliance with the Applicable Servicing Criteria.



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Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Company's foregoing assessment of compliance.



      The Bank of New York                    The Bank of New York
      The Bank of New York Trust              The Bank of New York Trust
         Company, N.A.                           Company, N.A.


      /s/ Robert L. Griffin                   /s/ Patrick J. Tadie
      ---------------------------             ---------------------------
      Robert L. Griffin                       Patrick J. Tadie
      Authorized Signer                       Authorized Signer


March 1, 2007



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